Pilgrim’s Pride Corporation
First Amendment to Third Amended and Restated Secured Credit Agreement

November 25, 2005

Pilgrim’s Pride Corporation
4845 US Highway 271 North
Pittsburg, Texas 75686
Attention: Richard A. Cogdill

Ladies and Gentlemen:

Reference is hereby made to the Third Amended and Restated Secured Credit Agreement dated April 7, 2004 (the “Credit Agreement”) by and among Pilgrim’s Pride Corporation (the “Company”), Harris N.A., successor by merger to Harris Trust and Savings Bank in its capacity as administrative agent (“Agent”) and in its individual capacity, and the other lenders party thereto (“Banks”). All capitalized terms used herein without definition shall have the same meaning as set forth in the Credit Agreement.

The Company desires the flexibility to distribute a special dividend to the holders of its common stock in an amount equal to one dollar ($1.00) per share and to increase the amount of yearly dividends it can pay to the holders of its common stock up to an aggregate amount not to exceed thirteen million dollars ($13,000,000) per fiscal year (collectively, the “Dividend Plan”). In order to permit the Company to implement the Dividend Plan, subject to the terms and provisions of this amendment (the “Amendment”), the Agent and the Required Banks hereby consent to the Dividend Plan and amend Section 7.14 of the Credit Agreement to read in its entirety as follows:

Section 7.14. Dividends and Certain Other Restricted Payments. The Company will not (a) declare or pay any dividends or make any distribution on any class of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (except out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of capital stock) or (c) make any other distributions with respect to its capital stock; provided, however, that if no Potential Default or Event of Default shall exist before and after giving effect thereto, the Company may (i) pay dividends (A) on Convertible Stock the proceeds of which were used to refinance Debt permitted by Section 7.16 or (B) on Convertible Stock which is classified as debt under generally accepted accounting principles, consistently applied, or which the Company elects to treat as Debt under this Agreement, and such Debt is permitted by Section 7.16 hereof, (ii) in addition to the dividends permitted by clauses (i) and (v), pay dividends in an aggregate amount not to exceed $13,000,000 in any Fiscal Year, (iii) pay dividends permitted under Section 7.14(ii) during the immediately preceding Fiscal Year that were declared but not paid in the immediately preceding Fiscal Year, (iv) repurchase the Company’s capital stock in an aggregate amount not to exceed $25,000,000, and (v) in addition to the dividends permitted by clauses (i), (ii) and (iii), pay a one-time dividend in an amount not to exceed the lesser of $1.00 per share and $66,556,000 in the aggregate to holders of the Company’s common stock.

This Amendment shall become effective upon its execution by the Company, the Agent, and the Required Banks. The Company, by its execution of this Amendment, represents and warrants to the Banks that (a) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct as of the date hereof, except that the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent annual report furnished to the Banks by the Company, and (b) the Company is in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default has occurred and is continuing thereunder.

This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Telefax or facsimile copies of this Amendment or signature pages bearing original signatures, and signature pages delivered by telefax or facsimile, shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. This Amendment shall be governed by the internal laws of the State of Illinois.

Please indicate your agreement by executing a copy of this Amendment so indicated below and return same to the undersigned.

Very yours truly,

Harris N.A., successor by merger to Harris Trust and Savings Bank, individually and as Agent

By : /s/ David Bechstein
Its Vice President

SunTrust Bank

By: /s/
Its: Managing Director

U.S. Bank, National Association

By: /s/
Its: Senior Vice President

Wells Fargo Bank National Association

By: /s/
Its: Relationhip Manager

ING Capital LLC

By: /s/ Lina A. Garcia
Its: Vice President

By:
Its:

Regions Bank

By: /s/
Its: SVP

Credit Suisse First Boston, acting through its Cayman Islands Branch

By: /s/ Karl Studer
Its: Director

By: /s/ Yvonne Guntlin
Its: Assistant Vice President

CoBank, ACB

By: /s/ Jim Stutzman
Its: Vice-President

Accepted and Agreed to as of the day and year first above written:

PILGRIM’S PRIDE CORPORATION

                                       By: /s/ Richard A. Cogdill
                               Richard A. Cogdill
                               Chief Financial Officer